Exhibit 10.1

INFUSYSTEM HOLDINGS, INC.

August 28, 2009

Mr. Steve Watkins

31700 Research Park Dr.

Madison Heights, MI 48071

Re:	Resignation as Chief Executive Officer and Director

Dear Steve:

I want to express to you on behalf of the Board of Directors of the InfuSystem Holdings, Inc. our appreciation for your services to InfuSystem Holdings, Inc. as Chief Executive Officer and a member of the Board of Directors. This Separation Agreement and General Release (“Agreement”) confirms our mutual agreement regarding the terms and conditions of your resignation as Chief Executive Officer and Director of InfuSystem Holdings, Inc., including from all other positions that you have held as an employee, officer or director of InfuSystem, Inc., the Company’s wholly-owned subsidiary (collectively, with InfuSystem Holdings, Inc., the “Company”).

Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Employment Agreement between you and the Company entered into and effective as of November 12, 2007 (the “Employment Agreement”).

You and the Company agree as follows:

1.	Concluding Employment.

a.	You acknowledge that you hereby resign from employment with the Company effective September 7, 2009 (the “Date of Resignation”). The Company hereby accepts your resignation from employment.

b.	Your resignation will be treated as a termination of your employment by you for any reason pursuant to Paragraph 5(c)(i) of the Employment Agreement.

c.	After the Date of Resignation, and for a period of sixty (60) days, you agree to serve as a consultant to the Company as reasonably requested by the Company. However, following the Date of Resignation, you shall not represent yourself as being an employee, officer, or agent of the Company, and any delegation of authority to you will be revoked. You may not and shall not represent or take any action on behalf of the Company without written authorization from the Company.

d.	The Date of Resignation shall be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company except as otherwise provided herein.

2.	Compensation. Regardless of whether you sign this Agreement, your total and final compensation, payments and benefits from the Company shall be as follows (subject to applicable deductions and withholdings):

a.	You will receive your Annual Base Salary, payable in accordance with the Company’s payroll practices, and continue to participate in all Company benefit plans in which you currently participate, through the Date of Resignation. Thereafter, you may be eligible to elect COBRA continuation coverage. This continued COBRA coverage shall be available at your own expense. You will receive a COBRA election packet that sets forth the details of the continuation coverage available under COBRA, including an explanation about whether you (and your dependents) are eligible for an additional subsidy to your COBRA premiums under the “American Recovery & Reinvestment Act of 2009” that was signed into law on February 17, 2009.

b.	You will receive a lump sum payment for any accrued but unused vacation days as of your Date of Resignation, within thirty (30) days of your Date of Resignation.

c.	You will receive a lump sum payment for any other benefits or compensation that have been accrued or earned, but not paid, as of your Date of Resignation, within thirty (30) days of your Date of Resignation.

3.	Consideration. Provided that you execute and do not revoke this Agreement, the Company will provide you with the following payments and benefits:

a.	For a period of two (2) years following the Date of Resignation, the Company will continue to pay you your Annual Base Salary in accordance with its regular payroll practices for similarly situated executives and continue to pay for your existing health insurance benefits;

b.	The Company will pay you a bonus award in the amount of $150,000 for the 2009 calendar year in lieu of the pro rated bonus award provided for under Paragraph 5(c)(ii) of the Employment Agreement. Such payment will be made within 30 days of the Effective Date of this Agreement (as provided for in Paragraph 14(g)).

c.

Any unvested portions of your Stock Option and Restricted Shares as of the Date of Resignation shall vest pro rata based upon your services to the Company as Chief Executive Officer during the 2009 calendar year. Any remaining unvested portions of your Restricted Shares and Stock Option that do not vest upon such pro rata basis will be immediately and permanently forfeited to the Company by you for no consideration. Subject to the terms of the Company’s 2007 Incentive

Compensation Plan and the Stock Option Award, the vested portion of your Stock Option (including any portion that vested on a pro rata basis as described above) will remain exercisable for a period of ninety (90) days following the Date of Resignation and there are no limitations on your exercise of the vested portion of your Stock Option, the sale of the common stock underlying your Stock Option or the sale of your vested Restricted Shares other than those related to insider information. During this ninety (90) day period you agree to notify Sean McDevitt, Chairman of the Company, prior to engaging in any transaction in the Company’s securities so as to consult about the potential applicability of insider trading restrictions. The window for such sales is scheduled to open on or about August 7, 2009. We will promptly notify you of any change in such date.

4.	No Other Entitlements. You understand and agree that the compensation, payments and benefits provided for in Paragraph 3 of this Agreement are in excess of those to which you may be entitled from the Company Entities (as that term is defined below). Once the Company has made to you the payments provided for in Paragraph 2 of this Agreement, you acknowledge and agree that you will have received all entitlements due from the Company relating to your employment with the Company, including but not limited to, all wages earned, sick pay, vacation pay, bonus awards, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you other than as set forth in this Agreement.

5.	Release.

a.	In consideration for the payments and benefits provided in Paragraph 3 of this Agreement, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company and its past and/or present parent entities, and its or their subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past and/or present directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting as agents for the Company or in their individual capacities (collectively the “Company Entities”) from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which you ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which you sign this Agreement.

b.

Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Company Entities arising out of your employment and/or your separation from that employment, including, but not limited to (i) any claims under the Age Discrimination in Employment Act (29 U.S.C. Section 621, et seq.) (“ADEA”), Older Workers’ Benefits Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Americans with

Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law), the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, and the Sarbanes-Oxley Act of 2002, each as amended; (ii) any claims under the Michigan Civil Rights Act, Mich. Comp. Laws §§ 37.2101 to 37.2804, Michigan Equal Pay Law, Mich. Comp. Laws §408.397, or Michigan Persons with Disabilities Civil Rights Act, Mich. Comp. Laws §§ 37.1101 et seq.; and (iii) any other claim (whether based on federal, state, or local statutes, orders, laws, ordinances, regulations or the like or common law) relating to or arising out of your employment, the terms and conditions of such employment, or the termination of such employment, including but not limited to claims for tortious conduct of any kind, breach of contract (express or implied), fraud, misrepresentation, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for monetary or other personal relief, or for attorneys’ fees, costs, disbursements and/or the like.

c.	Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance benefits; (iii) any claim or right you have may have for workers compensation benefits; (iv) any claim or right that may arise after the execution of this Agreement; (v) any claim or right you may have under this Agreement; or (vi) any claim to vested benefits under the written terms of a qualified employee retirement plan.

6.	Section 409A of the Code.

a.	Notwithstanding the other provisions hereof, this letter agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A of the Code. Any amounts payable solely on account of an involuntary separation from service within the meaning of section 409A of the Code shall be excludible from the requirements of section 409A of the Code, either as involuntary separation pay or as short-term deferral amounts to the maximum possible extent. Any reimbursements or in-kind benefits provided under this letter agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this letter agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

b.	Notwithstanding the other provisions hereof, if you are a “specified employee” (as defined below) on the Date of Resignation and if payment of any amount under this letter agreement is required to be delayed for a period of six (6) months after separation from service pursuant to section 409A of the Code, payment of such amount shall be delayed as required by section 409A of the Code, and the accumulated postponed amount, shall be paid in a lump sum payment within ten (10) days after the end of the six-month period. If you die during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code, shall be paid to the personal representative of your estate within sixty (60) days after the date of your death. A “specified employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Company. The determination of “specified employees,” including the number and identity of persons considered “specified employees” and the identification date, shall be made by the Company in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.

7.	Non-Disparagement. You and the Company agree that you will not disparage or encourage or induce others to disparage each other or, in your case, the Company Entities. For the purposes of this Agreement, to “disparage” a person includes, without limitation, comments or statements to the press and/or media, such person or any individual or entity with whom such person has a business relationship which would adversely affect in any manner (i) the conduct of the business of such person (including, without limitation, any business plans or prospects) or (ii) the business reputation of such person.

8.	Protection of Confidential Information.

a.	You agree that you will not at any time, directly or indirectly, disclose any trade secret, confidential or proprietary information you have learned by reason of your association with the Company (the “Confidential Information”) or use any such Confidential Information to the detriment of the Company, its parents, affiliates or subsidiaries, or to the benefit of any business or enterprise that competes with the Company, its parents, affiliates or subsidiaries. Confidential Information is deemed to include, but is not limited to, information, knowledge, systems or data, however stored, relating to the business, operations, clients or finances of the Company, including Company advertising and marketing plans, sales plans, formulae, processes, methods, machines, ideas, concepts, new products, improvements, inventions, research programs and associations with other organizations that the Company has not previously made public. Confidential Information does not include information that can be shown by written evidence to be in the public domain at the time of disclosure by you or that is publicized or otherwise becomes part of the public domain through no fault of your own.

b.	By signing this Agreement, you affirm that to the best of your knowledge and belief, you have returned to the Company all Company property issued to you,

including but not limited to keys, credit cards, if any, ID cards, beepers, cell phones, computers, computer software, hardware and software user’s guides, instruction booklets, and any and all original and duplicate copies of all your work product and of files, calendars, books, records, notes, notebooks, manuals, computer disks, diskettes and any other magnetic and other media materials, regardless of who created them, you have in your possession or under your control belonging to the Company Entities or containing confidential or proprietary information concerning the Company Entities or their customers or operations. Furthermore, should you or the Company discover that you inadvertently possess any of the documents or materials described in this Paragraph, you agree to return such documents or materials to the Company immediately.

9.	Non-Competition. You hereby acknowledge, and agree to continue to be bound by your existing obligations with regard to engaging in competitive activity, as set forth in Paragraph 7(a)(i) of your Employment Agreement (which is hereby incorporated by this reference) until the date that is two years after the date of the termination of your services to the Company as a consultant in accordance with Paragraph 1(c) of this Agreement, provided that the Company pay you the consideration set forth in Paragraph 3 of this Agreement.

10.	Remedies.

a.	You acknowledge that if you breach your commitments to the Company agreed upon in Paragraphs 8 or 9, you will forfeit the payments provided for in Paragraph 3.

b.	You further acknowledge that if you breach your obligations referenced in Paragraphs 8 or 9 of this Agreement, the remedy at law for such breach will be inadequate and that damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of your violation of your obligations referenced in Paragraphs 8 or 9, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing herein shall be deemed to limit the Company’s remedies at law or in equity for any breach by you of any of your obligations referenced in Paragraphs 8 or 9 of this Agreement.

11.	Cooperation. You agree that you will assist and cooperate with the Company Entities to a reasonable extent in connection with any investigation, proceeding, dispute or claim that may be made against, by or with respect to the Company Entities, or in connection with any ongoing or future investigation, proceeding, dispute or claim of any kind involving the Company Entities, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency, (including, but not limited to, making yourself available upon reasonable notice for factual interviews, preparation for testimony, providing affidavits, and similar activities) to the extent such claims, investigations or proceedings relate to your employment with the Company, services performed or required to be performed by you or pertinent knowledge possessed by you. The Company shall pay any pre-approved and reasonable expenses incurred by you in the course of such cooperation.

12.	Indemnification. The Company will provide you with indemnification to the full extent required and provided under the Company’s applicable governing documents and under applicable law; however, you are not currently aware of any facts or circumstances giving rise to any claim for which you may be seeking indemnification from the Company.

13.	Acknowledgments. You hereby acknowledge that:

a.	The Company advises you to consult with an attorney before signing this Agreement;

b.	You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement, or you have knowingly and voluntarily chosen not to do so;

c.	You freely, voluntarily and knowingly entered into this Agreement after due consideration;

d.	You have had a minimum of twenty-one (21) days to review and consider this Agreement;

e.	If you knowingly and voluntarily choose to do so, you may accept the terms of this Agreement before the twenty-one (21) day consideration period provided for above has expired;

f.	Changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the twenty-one (21) day consideration period provided for above;

g.	You have a right to revoke this Agreement by notifying the undersigned Company representative in writing within seven (7) days of your execution of this Agreement;

h.	In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments, benefits and other considerations that you are receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and

i.	No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Agreement. Your employment remains at-will and this Agreement does not confer upon you any right or obligation to continue in the employ of the Company for any period of time.

14.	Miscellaneous.

a.	Entire Agreement. You understand that this Agreement constitutes the complete understanding between the Company and you, and supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and the Company, unless expressly provided otherwise herein. No other promises or agreements shall be binding unless in writing and signed by both the Company and you after the Effective Date of this Agreement.

b.	No Admission. This Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

c.	Severability. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

d.	Assignment. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

e.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Michigan without regard to the principles of conflicts of law.

f.	Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Agreement and shall not be employed in the construction of the Agreement.

g.	Effective Date. This Agreement shall become effective upon the expiration of the seven (7) day revocation period provided for in Paragraph 13(g) above.

If the above accurately states our agreement, including the separation, waiver and release, kindly sign below and return this original Agreement to me by no later than 21 days from Agreement Date. I will sign it and return a copy to you.

Sincerely,

INFUSYSTEM HOLDINGS, INC

By:	/s/ Sean McDevitt
Sean McDevitt

Date:	August 28, 2009

UNDERSTOOD, AGREED TO AND ACCEPTED WITH THE INTENTION TO BE LEGALLY BOUND:

/s/ Steve Watkins
Steve Watkins

Date:	August 28, 2009

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